UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Ethan Allen Interiors Inc.

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Ethan Allen Interiors Inc. (“Ethan Allen” or the “Company”) filed a definitive proxy statement and accompanying BLUE universal proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its slate of highly qualified director nominees at the Company’s 2026 Annual Meeting of Stockholders.

Item 1: On October 19, 2026, Ethan Allen issued the following press release.

Ethan Allen Highlights Case for Its Five Highly Qualified Director Nominees in Shareholder Mailer

Emphasizes a Differentiated, Debt-Free Platform Positioned for Profitable Growth with an Independent CEO Transition Already Underway

Notes Ethan Allen’s Superior Strategy and the Vulnerabilities in DGB’s Proposed Plan

DGB’s Latest Release Still Fails to Show Its Plan Is Better or Justify any change at Board

DANBURY, CT, October 19, 2026 (GLOBE NEWSWIRE) -- Ethan Allen Interiors Inc. (“Ethan Allen” or the “Company”) (NYSE: ETD), a leading interior design company, manufacturer and retailer in the home furnishings marketplace, today outlined five key reasons to vote “FOR” the Company’s highly qualified director nominees on the BLUE proxy card in a mailing to shareholders.

The Company’s Board of Directors (the “Board”) encourages all shareholders to review the mailing and the investor presentation filed with the Securities and Exchange Commission on October 15, 2026 at www.VoteEthanAllen.com.

Earlier today, Ethan Allen announced the release date for its fiscal 2027 first quarter results, consistent with its established reporting process. For each of the past four fiscal first quarters, the Company has announced its earnings release date exactly three weeks before reporting results, providing consistent advance notice. The timing of the Company’s financial reporting follows that established process and has not been altered by the proxy contest.

DGB asks, “Where are the numbers?” Shareholders should ask the same of DGB’s plan. DGB projects materially higher revenue and profitability but has not substantiated the customer-acquisition, productivity, store-ramp, working-capital and investment assumptions needed to achieve those outcomes. DGB has not disclosed how the combined execution of its proposed initiatives would affect margins, cash flow or capital returns.

In today’s mailing, Ethan Allen highlights the following:

●	Foundation built for profitable, sustainable growth while preserving financial strength;
●	Strength of the vertically integrated business built on more than 500 interior designers, Company-owned North American manufacturing; and white-glove national logistics;
●	Operating as one debt-free system, with strong margins, cash flow and robust balance sheet.

DGB’s attempt to separate share-price appreciation from dividends does not change total shareholder return: dividends are cash returns actually received by shareholders. Capital returns have not prevented Ethan Allen from funding growth; the Company remains debt-free and continues to invest in marketing, digital, product and design centers.

The Company has substantially repositioned its design centers and logistics footprint, nearly doubled its product assortment, resumed new design center expansion and delivered record close rates and higher average order values.

The operating platform is materially different from 2015. Recent revenue pressure reflects lower State Department, China and dealer sales as well as softer core retail traffic, orders and delivered volume. The growth strategy is designed to increase productivity across the existing network and add new design centers selectively – it does not depend on new stores alone.

The Board is also leading a search with a nationally recognized firm, evaluating internal and external candidates, and has committed to publicly announcing the next CEO no later than June 30, 2027. Shareholders are best served by supporting the Company’s nominees over DGB’s candidates based on the following five key matters: DGB is not offering shareholders a unique path to leadership change; it is asking them to transfer an active CEO search to a wholly new Board.

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DGB has not shown that its plan is better. Its priorities – brand, product, customer acquisition, digital and omnichannel, design center productivity and investment – substantially overlap with initiatives already underway at Ethan Allen. DGB has not demonstrated why its approach would produce better results or justify replacing all five directors. DGB’s latest release does nothing to close that gap.

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DGB is asking shareholders to endorse Board change before it has a validated plan. When DGB nominated a full slate on August 5, it said it would share its plan “in the coming weeks.” Its current strategic framework was therefore presented only after it had already called for the Board’s removal.

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DGB’s projected outcomes do not establish that its alternative will deliver better results. Its revenue, margin and reinvestment assumptions do not substantiate the customer-acquisition, store-ramp, cannibalization, designer-capacity, working-capital and implementation requirements needed to achieve the results it projects. DGB’s own first 100 days call for validating key assumptions and economics before finalizing operating and investment initiatives.

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DGB applies a double standard to the two slates. It judges Ethan Allen’s nominees against Company performance while largely presenting its own nominees through biographies and claimed capabilities. Applying the same outcome-based lens yields a markedly different picture: there are significant losses, negative TSR, revenue contraction, bankruptcy and litigation outcomes associated with companies highlighted in DGB’s nominee biographies. Shareholders should apply the same test – qualifications, relevant experience and actual outcomes – to both slates.

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Ethan Allen’s nominees bring more directly relevant experience for the work ahead. The slate combines current public-company and public-retail board experience with expertise in brand and digital, vertically integrated operations, design-center real estate, finance, audit, technology, global logistics, capital allocation and governance. Four of five nominees are independent, and three of four independent directors joined the Board in the past five years. DGB has not demonstrated that replacing any specific Ethan Allen director would strengthen the Board. Instead, any such change would remove relevant expertise and Company-specific knowledge at a critical point in the execution of the growth plan and CEO transition, introducing unnecessary disruption and execution risk.

DGB lays out 21 strategic priorities and enablers but has not provided the bottoms-up financial analysis showing how the combined program would be funded and translated into its projected results. Its own first-100-days framework acknowledges that priorities, economics and trade-offs still need to be validated after the election.

The Board is executing an orderly leadership transition and many of the strategic priorities DGB calls for are already underway. DGB’s latest release does not demonstrate that its strategy is superior, validate the assumptions behind its projected outcomes or show why replacing any Ethan Allen director would leave shareholders better off. On November 4, shareholders should focus on which directors are best equipped to execute the growth plan and complete an orderly CEO transition.

YOUR VOTE IS IMPORTANT!

For more information regarding Ethan Allen’s strategy and Board nominees, please visit:

www.VoteEthanAllen.com

Please refer to the BLUE proxy card for instructions on voting by internet, telephone, or mail. If you have questions or need assistance voting your shares, please contact our proxy solicitor:

GEORGESON, LLC
51 West 52nd Street, 6th Floor
New York, NY 10019

Shareholders, banks may call toll-free at (888) 717-2572

Forward-Looking Statements

This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company’s strategic and operating priorities, growth initiatives and strategies, technology investments, marketing plans, capital allocation, governance enhancements, the execution risk that may result by replacing the entire board and expectations for fiscal 2027 and beyond. These statements are subject to risks and uncertainties, including those described in Item 1A of the Company’s Annual Report on Form 10-K and in its other filings with the SEC, which could cause actual results to differ materially from those anticipated. Forward-looking statements speak only as of the date made, and the Company undertakes no obligation to update them except as required by law.

About Ethan Allen

Ethan Allen (NYSE: ETD) is a leading interior design destination combining state-of-the-art technology with personal service. Ethan Allen design centers, which represent a mix of Company-operated and independent licensee locations, offer complimentary interior design service and sell a full range of home furnishings, including custom furniture and artisan-crafted accents for every room in the home. Vertically integrated from product design through logistics, the Company manufactures about 75% of its custom-crafted furniture in its own North American manufacturing facilities and has been recognized for product quality and craftsmanship since 1932. Learn more at www.ethanallen.com and follow Ethan Allen on Facebook, Instagram, and LinkedIn.

Investor Relations Contacts

Ethan Allen Contact
Matt McNulty, Senior Vice President, Chief Financial Officer and Treasurer
IR@ethanallen.com

Investor Contact
Chris Hayden / Bill Fiske, Georgeson LLC
ethanallen@georgeson.com

Media Contact
Phil Denning / Gabriel Hasson, ICR LLC
ETD@icrinc.com

Item 2: On October 19, 2026, Ethan Allen mailed materials to stockholders of the Company, a copy of which is attached hereto as Exhibit 99.1 and incorporated herein by reference.

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